UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 3, 2015

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2015, J. Crew Group, Inc. (the “Company”) announced that Michael J. Nicholson has been named President, Chief Operating Officer and Chief Financial Officer of the Company.  Mr. Nicholson is expected to join the Company on or about January 11, 2016.  Upon the effective date of Mr. Nicholson’s employment, Joan M. Durkin will no longer serve as the Company’s Interim Chief Financial Officer but will continue in her role as SVP, Chief Accounting Officer.

Mr. Nicholson, age 49, was Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of ANN, Inc. from December 2012 until August 2015. Previously, from 2007 to 2012, he served as Executive Vice President, Chief Financial Officer and Treasurer of ANN, Inc. Prior to that, he spent seven years at Limited Brands, Inc. holding various executive positions including Executive Vice President, Chief Operating Officer and Chief Financial Officer for Victoria’s Secret Beauty Company.  Earlier in his career, Mr. Nicholson held senior positions at Colgate Palmolive and Altria Group, Inc.

Under the terms of his employment agreement with the Company (the “Agreement”), Mr. Nicholson will receive an initial base salary of $800,000, with a target bonus opportunity under the Company’s annual bonus plan of 100% of base salary based upon the achievement of certain performance objectives to be determined each year.  For fiscal year 2015, the Agreement provides that Mr. Nicholson’s annual bonus shall not be less than $800,000, pro-rated to reflect the number of days he is actually employed by the Company in fiscal year 2015.  For fiscal year 2016, the Agreement provides that Mr. Nicholson’s annual bonus shall not be less than $600,000, provided he remains employed through the payment date.

Under the Agreement, Mr. Nicholson will be granted equity awards in Chinos Holdings, Inc., the Company’s parent, as follows:  (i) 2.5 million restricted shares of Class A common stock vesting ratably over five years, (ii) 1.5 million restricted shares of Class A common stock vesting upon achievement of performance criteria, with a term of ten years and subject to continued employment through the vesting date, and (iii) 2 million time-based non-qualified stock options vesting ratably over five years.

The Agreement subjects Mr. Nicholson to non-competition and non-solicitation covenants during his employment and for a period of twelve and eighteen months, respectively, following termination of employment for any reason, provided that the non-competition covenants will not apply following termination of Mr. Nicholson’s employment by the Company without cause or by him for good reason.  Following termination of his employment by the Company without cause or by him for good reason, Mr. Nicholson shall be entitled to (i) continued base salary and medical benefits for a period of twelve months, (ii) the annual bonus earned for the fiscal year immediately prior to his termination date (to the extent not yet paid), (iii) an amount equal to his target annual bonus, (iv) the annual bonus, if any, to which he would otherwise have been entitled for the fiscal year of his employment termination based on actual performance, pro-rated for the period completed prior to such employment termination, (v) an additional twelve months’ service credit with respect to vesting of time-based equity awards, and (vi) in the event that the applicable performance conditions are satisfied or a change in control transaction occurs within six months following termination, performance-based equity awards shall vest to the extent they would have if Mr. Nicholson had remained employed with the Company through the satisfaction of such performance conditions or the date of the change in control, as applicable.  In addition, following termination of Mr. Nicholson’s employment by the Company without cause or for good reason within two years following a change in control transaction, all of the outstanding equity awards subject to time-based vesting conditions shall vest.

The Agreement provides that if Mr. Nicholson’s employment is terminated due to death or disability, he will be entitled to (i) the annual bonus earned for the fiscal year immediately prior to his termination date (to the extent not yet paid), (ii) the annual bonus, if any, to which he would otherwise have been entitled for the fiscal year of his death or disability based on actual performance, pro-rated for the period completed as of the date of his death or disability, and (iii) full vesting of time-based equity awards, pro-rated for the period completed as of the date of his death or disability.

There are no family relationships between Mr. Nicholson and any other director or executive officer requiring disclosure under Item 401(d) of Regulation S-K and there are no related party transactions in which Mr. Nicholson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosures.

On December 3, 2015, the Company issued a press release announcing the appointment of Michael J. Nicholson as President, Chief Operating Officer and Chief Financial Officer.

The press release is furnished as Exhibit 99.1 to this current report.

Item 9.01. Financial Statements and Exhibits.

(a) through (c) Not applicable

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated December 3, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: December 3, 2015	By:	/s/ Lynda Markoe
Lynda Markoe
Executive Vice President, Human Resources

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